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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Watson, IV                       Solomon             B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   The New York Times Company
   229 West 43rd Street
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                                    (Street)

   New York                         NY                   10036
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     The New York Times Company (NYT)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     6/2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President, General Counsel and Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock                  6/21/2002      M               30,000      A      34.3436                 D
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Class A Common Stock                  6/21/2002      S               30,000      D        51.95  3,472(1)       D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the Form is filed by more than one reporting person, see Instruction
      4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                      5.                               7.                         ative     Deriv-   11.
                 sion                         Number of                        Title and Amount           Secur-    ative    Nature
                 or                           Derivative    6.                 of Underlying     8.       ities     Secur-   of
                 Exer-               4.       Securities    Date               Securities        Price    Bene-     ity:     In-
                 cise      3.        Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price     Trans-    action   or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.               of        action    Code     of(D)         (Month/Day/Year)             Amount  ative    at End    In-      ficial
Title of         Deriv-    Date      (Instr.  (Instr. 3,    ----------------             or      Secur-   of        direct   Owner-
Derivative       ative     (Month/   8)       4 and 5)      Date     Expira-             Number  ity      Month     (I)      ship
Security         Secur-    Day/      ------   ------------  Exer-    tion                of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity       Year)     Code V    (A)   (D)    cisable  Date       Title    Shares  5)       4)        4)       4)
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
                                                                                Class A
                                                                                Common
Option 1998 (2)  $34.3438  6/21/2002 M               30,000 (2)      12/17/2008 Stock    30,000  (2)      10,000    D
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====================================================================================================================================

Explanation of Responses:

1. Includes 628 Shares acquired under The New York Times Company's Employee Stock Purchase Plan in November of 2001.

2. Right to buy Class A Common Stock granted under The New York Times Company's 1991 Executive Stock Option Incentive Plan. Each Option vests in four equal installments beginning on the first anniversary of its grant dates. The Grant date for Option 1998 was 12/17/98.



        /s/ Solomon B. Watson, IV                               7/10/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Solomon B. Watson, IV


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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